SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 4, 2009

RG AMERICA, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-80429	75-2823489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1507 Capital Avenue, Suite 101
Plano, Texas 75074
(Address of Principal Executive Offices) (Zip Code)

(972) 919-4774
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01:	Other Events

R G America, Inc. is a Nevada Corporation that has the following subsidiaries:  Restoration Group America 2003, Inc., a Texas corporation, Restoration Group America, Inc. (Formerly the Residential Group, Inc.), a Texas corporation,  RG Restoration, Inc. (d/b/a The Reconstruction Group), a Texas corporation, RG Insurance Services, Inc., a Texas corporation, CTFD Marine, Inc., a Texas corporation, RG Risk Management, Inc. (d/b/a “The Recovery Group”), a Texas corporation, Invvision Funding, Inc. (d/b/a “The Financial Group”), a Texas corporation, RG Florida GC, Inc., a Florida corporation, RG Florida SC, Inc., a Florida corporation, RG Roofing, Inc. (d/b/a “The Roofing Group”), a Texas corporation, Total Professional Restoration, Inc. (d/b/a/ “The Remediation Group”), a Texas corporation, RG GC, LLC, a Texas limited liability corporation, and PBS 2000, Inc., a Texas corporation, collectively (the “Registrant”).

Since late in 2007, the Registrant was having recurring and significant cash flow and other operating and business issues and since that time, has been unable to obtain business to generate revenues and cash flow. All employees except the Chief Executive Officer, James Rea, have either resigned or been terminated.  As a result, the Registrant has outstanding obligations, pending judgments, and is unable to meet these obligations or judgments as there are no assets or cash flow.  Additionally, Registrant has been unable to prepare and file required state and federal tax returns and other required filings due to lack of cash flow and a lack of personnel.

As a result, the Registrant is investigating various options including, (1) the orderly liquidation and closing of all entities, (2) the sale of the entities to a third party and (3) a bankruptcy filing.  As of the date of this filing, no decision has been determined related to the options above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RG AMERICA, INC.

Date: March 4, 2009	By: /s/ James A. Rea
James A. Rea
Chief Executive Officer